Exhibit 99.1

BEACON POWER ANNOUNCES FIRST QUARTER 2010 RESULTS

Tyngsboro, Mass. – May 10, 2010 – Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the first quarter ended March 31, 2010.

Recent Company Highlights

•                  In support of the planned 20 MW Stephentown facility, which remains on track, the Company accelerated its flywheel production in Tyngsboro and announced plans to expand its workforce by up to 50 people — 20 of whom have already joined the Company.

•                  Filed interconnection applications for a 20 MW frequency regulation plant site in the Chicago area as well as an alternate site within the PJM Interconnection region, one of which would be built with the aid of a $24 million Department of Energy (DOE) smart grid stimulus grant awarded in November 2009.

•                  Received an invitation from DOE to submit a Phase II loan guarantee application for a planned 20 MW facility in Glenville, New York, based on a successful Phase I application.  The Phase II application is now being prepared.

•                  Shipped, installed and successfully connected a Smart Energy 25 (Gen 4) flywheel system at a wind farm in Tehachapi, California, as part of a wind power/flywheel demonstration project for the California Energy Commission.

Financial Results

For the first quarter of 2010, Beacon Power reported revenue of $235,000 and a net loss of $5.5 million, or ($0.03) per share, compared to revenue of $111,000 and a net loss of $5.5 million, or ($0.05) per share, in the first quarter of 2009.  Gross profit for the first quarter of 2010 was $52,000, as compared to a gross loss of $61,000 during the first quarter of 2009.

During the first quarters of 2010 and 2009, the Company earned revenue primarily from frequency regulation service provided through an ISO New England pilot program begun in November 2008, as well as from the Company’s research and development contracts. Beacon had 3 MW of frequency regulation capacity in service during the first quarter of 2010, as compared to 1 MW in the first quarter of 2009.  The Company’s frequency regulation revenue increased by approximately $79,000, or 123%, over the first quarter of 2009.  The increase in revenue was limited due to lower average clearing prices from ISO-NE for frequency regulation during the first quarter of 2010, as well as the fact that ISO-NE currently does not include so-called “opportunity cost” in its calculation of its regular clearing price. Inclusion of that factor is expected to increase future revenues received by Beacon from ISO-NE by approximately one-third. Several other ISOs already include this factor in their pricing structure.

Beacon’s average gross margin on frequency regulation services during the first quarter of 2010 was 27%, as opposed to a negative gross margin of 103% for the first quarter of 2009. This significant improvement was primarily driven by a change in the ISO-NE settlement structure that enabled the Company to net its energy consumption and pay the wholesale rate for net energy usage. However, because the pilot units are connected to the New England grid through a distribution line rather than a transmission line, the Company continues to incur retail transmission and distribution (T&D) charges. These charges represented approximately $75,000, or 72%, of the Company’s total cost of energy during the first quarter of 2010.  Pro forma gross margin for frequency regulation services for the first quarter of 2010, calculated without T&D charges, would have been approximately 80%.  The Company will connect to the grid at transmission level in Stephentown, NY, and therefore will not incur T&D charges.

For the first quarter ended March 31, 2010, operations and maintenance expenses increased by $190,000, or 24%, compared to the equivalent period in 2009.  The increase was due primarily to occupancy expenses related to building maintenance.  Research and development expenses decreased by $120,000, or 5%, in comparison to the equivalent period in 2009, due primarily to decreased spending on R&D material.

Selling, general and administrative expenses were essentially flat at $1.9 million for the first quarter of 2010 and 2009, respectively.  Depreciation expense in the first quarter of 2010 increased by $105,000 compared to the first quarter of 2009. This increase is primarily from the capitalization of flywheel and related equipment that were placed into service in the third and fourth quarters of 2009, as well as machinery and equipment purchased in the fourth quarter of 2009.

At March 31, 2010, the Company had $17.5 million in cash and cash equivalents as compared to $5.3 million at March 31, 2009, and working capital of $13.9 million at March 31, 2010 as compared to $1.7 million at March 31, 2009. Approximately $12 million of the cash on hand is expected to be contributed to the Stephentown project upon the closing of the DOE loan and is not expected to be available for general corporate operating purposes.

Conference Call Details

The Company will host a conference call today, May 10, 2010, at 10:00 a.m. Eastern Time. During the call, Bill Capp, Beacon Power president and CEO, and Jim Spiezio, CFO, will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing (857) 350-1667 and entering participant access code 38201939 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for 7 days following the call, by dialing (617) 801-6888 and entering access code 56139714 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, being operated and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:  The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a limited commercial operating history; the need to raise additional funding to build frequency regulation power plants and support the Company’s operations; success in closing the DOE loan and the Company’s ability to meet DOE loan and grant covenants; volatility in the pricing for frequency regulation and the effects of changes in electricity demand and natural gas prices on the frequency regulation market; the ability to obtain site interconnection approval or other zoning and construction approval in a timely manner; limited experience manufacturing flywheels in volume production or supplying frequency regulation services on a commercial basis; the ability to integrate 200 flywheels into a 20 MW facility; the ability to construct and operate plants in a variety of locations; the Company’s ability to make its technology fully compatible with 50 Hz. electrical design requirements for use in overseas markets; the ability to sell regulation services and plants at attractive margins; the uncertainty of the global economy; meeting the technical requirements of foreign markets based upon their specific grid and market characteristics; dependence on third-party suppliers; competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that may impede the ability to market products or services or impact market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, or any possible infringement of third party patents; the ability to retain key executives and continue to attract additional talented human resources; and the historical volatility of the Company’s stock price. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,507,912	$22,605,147
Accounts receivable, trade	70,485	46,907
Unbilled costs on government contracts	617,192	577,356
Prepaid expenses and other current assets	734,119	636,887
Total current assets	18,929,708	23,866,297

Property and equipment, net	24,169,638	24,373,941
Restricted cash	212,560	212,557
Deferred financing and other assets	4,341,311	1,549,685
Total assets	$47,653,217	$50,002,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$960,762	$1,154,613
Accrued compensation and benefits	1,148,196	1,764,053
Other accrued expenses	1,855,477	1,543,507
Advance billings on contracts	41,741	35,418
Accrued contract loss	237,937	257,698
Deferred rent - current	144,996	138,558
Current portion of long term debt	620,989	608,105
Total current liabilities	5,010,098	5,501,952
Long term liabilities:
Lease liability - long term	707,050	746,518
Long term debt, net of discount	3,517,894	3,676,569
Total long term liabilities	4,224,944	4,423,087
Stockholders’ equity:
Common stock	1,822,637	1,716,416
Additional paid-in-capital	248,803,976	245,029,557
Deficit accumulated during the development stage	(211,495,599)	(205,955,693)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	38,418,175	40,077,441

Total liabilities and stockholders’ equity	$47,653,217	$50,002,480

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2010	2009

Revenue	$235,480	$110,935
Cost of goods sold	183,093	172,033
Gross profit	52,387	(61,098)
Operating expenses:
Operations and maintenance	966,982	777,137
Research and development	2,072,437	2,191,054
Selling, general and administrative	1,945,535	1,897,462
Loss on sales and contract commitments	—	132,500
Depreciation and amortization	529,837	423,888
Total operating expenses	5,514,791	5,422,041
Loss from operations	(5,462,404)	(5,483,139)
Other income (expense), net	(77,502)	(56,780)
Loss to common shareholders	$(5,539,906)	$(5,539,919)

Loss per share, basic and diluted	$(0.03)	$(0.05)
Weighted-average common shares outstanding	175,527,292	109,003,136